UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Soliciting Material under §240.14a-12

STARZ
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STARZ
8900 Liberty Circle
Englewood, Colorado 80112
(720) 852-7700
April 23, 2015
Dear Stockholder:
You are cordially invited to attend our 2015 annual meeting of stockholders to be held at 10:00 a.m., local time, on June 10, 2015, at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California 90048.
At the annual meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and proxy statement, as well as on such other business as may properly come before the meeting.
Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please read the proxy materials and then promptly vote via the Internet or telephone or, if you received a paper proxy card, by completing, signing and returning by mail a proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.
Thank you for your continued support and interest in our company.

Very truly yours,

Christopher P. Albrecht
Chief Executive Officer

The Notice of Internet Availability of Proxy Materials is first being mailed on or about April 30, 2015, and the proxy materials relating to the annual meeting will first be made available on or about the same date.

STARZ
8900 Liberty Circle
Englewood, Colorado 80112
(720) 852-7700
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on June 10, 2015
NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Starz to be held at 10:00 a.m., local time, on June 10, 2015, at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California 90048, telephone (310) 273-2222, to consider and vote on:

1.
A proposal to elect Andrew T. Heller, Jeffrey F. Sagansky and Charles Y. Tanabe to continue serving as Class II members of our board until the 2018 annual meeting of stockholders or their earlier resignation or removal (the election of directors proposal); and

2.	A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2015 (the auditors ratification proposal).
You may also be asked to consider and vote on such other business as may be properly brought before the meeting.
Holders of record of our Series A common stock, par value $0.01 per share, and Series B common stock, par value $0.01 per share, in each case, outstanding as of 5:00 p.m., New York City time, on April 13, 2015, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices in Englewood, Colorado for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting.
We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.
Our board of directors has unanimously approved each proposal and recommends that you vote “FOR” the election of each director nominee and the auditors ratification proposal.
Votes may be cast in person at the annual meeting or by proxy prior to the meeting by telephone, via the Internet, or by mail.
YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the annual meeting.

By order of the board of directors,

David Weil
Executive Vice President and General Counsel
Englewood, Colorado
April 23, 2015
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, IF YOU RECEIVED A PAPER PROXY CARD, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE PAPER PROXY CARD.

TABLE OF CONTENTS

THE ANNUAL MEETING	1
Notice and Access of Proxy Materials	1
Electronic Delivery	1
Time, Date and Place	1
Purpose	1
Quorum	2
Who May Vote	2
Votes Required	2
Votes You Have	2
Shares Outstanding	2
Number of Holders	2
Voting Procedures for Record Holders	2
Voting Procedures for Shares Held in Street Name	3
Revoking a Proxy	3
Solicitation of Proxies	3
Other Matters to Be Voted on at the Annual Meeting	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3
Security Ownership of Certain Beneficial Owners	3
Security Ownership of Management	4
Changes in Control	6
PROPOSALS OF OUR BOARD	7
PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL	7
Board of Directors	7
Nominees for Election as Directors	7
Directors Whose Term Expires in 2016	8
Directors Whose Term Expires in 2017	10
Vote and Recommendation	11
PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL	11
Audit Fees and All Other Fees	11
Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor	11
Vote and Recommendation	12
MANAGEMENT AND GOVERNANCE MATTERS	12
Executive Officers	12
Section 16(a) Beneficial Ownership Reporting Compliance	13
Code of Ethics	13
Director Independence	13
Board Composition	14
Board Leadership Structure	14
Board Role in Risk Oversight	14
Committees of the Board of Directors	14
Board Meetings	18
Director Attendance at Annual Meetings	18
Stockholder Communication with Directors	18
Executive Sessions	18

i

EXECUTIVE COMPENSATION	18
Compensation Discussion and Analysis	18
Summary Compensation Table	24
Executive Compensation Arrangements	25
Grants of Plan-Based Awards	28
Outstanding Equity Awards at Fiscal Year-End	29
Option Exercises and Stock Vested	31
Nonqualified Deferred Compensation Plans	31
Potential Payments Upon Termination or Change in Control	31
Benefits Payable Upon Termination or Change in Control	34
DIRECTOR COMPENSATION	35
Nonemployee Directors	35
Director Compensation Table	36
EQUITY COMPENSATION PLAN INFORMATION	37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
STOCKHOLDER PROPOSALS	37
ADDITIONAL INFORMATION	38

ii

STARZ
a Delaware corporation
8900 Liberty Circle
Englewood, Colorado 80112
(720) 852-7700
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
We are furnishing this proxy statement in connection with the board of directors’ solicitation of proxies for use at our 2015 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California 90048, on June 10, 2015, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A common stock, par value $0.01 per share (STRZA), and Series B common stock, par value $0.01 per share (STRZB). We refer to STRZA and STRZB together as our common stock.
THE ANNUAL MEETING
Notice and Access of Proxy Materials
We have elected, in accordance with the Securities and Exchange Commission’s “Notice and Access” rule, to deliver a Notice of Internet Availability of Proxy Materials (the Notice) to our stockholders and to post our proxy statement and annual report to our stockholders (collectively, the proxy materials) electronically. The Notice is first being mailed to our stockholders on or about April 30, 2015. The proxy materials will first be made available to our stockholders on or about the same date.
The Notice instructs you how to access and review the proxy materials and how to submit your proxy via the Internet or by telephone. The Notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.
Electronic Delivery
Registered stockholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Beneficial holders may sign up for electronic delivery when voting by Internet at www.proxyvote.com, by following the prompts. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. You may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at 1-866-367-6355 (outside the United States 1-781-575-2879). Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.
Time, Date and Place
The annual meeting of stockholders is to be held at 10:00 a.m., local time, on June 10, 2015, at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California 90048.
Purpose
At the annual meeting, you will be asked to consider and vote on each of the following:

•
the election of directors proposal, to elect Andrew T. Heller, Jeffrey F. Sagansky and Charles Y. Tanabe to continue serving as Class II members of our board until the 2018 annual meeting of stockholders or their earlier resignation or removal; and

•	the auditors ratification proposal, to ratify the selection of KPMG LLP (KPMG) as our independent auditors for the fiscal year ending December 31, 2015.
You may also be asked to consider and vote on such other business as may be properly brought before the meeting.

Quorum
In order to carry on the business of the annual meeting, a quorum must be present. This means that at least a majority of the aggregate voting power represented by the shares of our common stock outstanding on the record date for the annual meeting must be represented at the annual meeting either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if your proxy indicates that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (broker non-votes) nevertheless will be treated as present for purposes of determining the presence of a quorum. See “—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes” below.
Who May Vote
Holders of shares of our common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on April 13, 2015 (such date and time, the record date for the annual meeting), may vote at the annual meeting or at any adjournment or postponement thereof.
Votes Required
Each director nominee who receives a plurality of the affirmative votes of the outstanding shares of our common stock that are entitled to vote at the annual meeting and are voted in person or by proxy, voting together as a single class, will be elected to office.
Approval of the auditors ratification proposal requires the affirmative vote of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.
Votes You Have
At the annual meeting, holders of shares of STRZA will have one vote per share and holders of shares of STRZB will have ten votes per share, in each case, that our records show are owned as of the record date.
Shares Outstanding
As of the record date, an aggregate of 92,117,931 shares of STRZA and 9,872,524 shares of STRZB were issued and outstanding and entitled to vote at the annual meeting.
Number of Holders
There were, as of the record date, approximately 1,436 and 82 record holders of STRZA and STRZB, respectively (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).
Voting Procedures for Record Holders
Holders of record of our common stock as of the record date may vote in person at the annual meeting, by telephone or through the Internet. Alternatively, if they received a paper proxy card, they may complete, sign and return the paper proxy card. Instructions for voting by telephone or through the Internet and how to obtain a paper proxy card are printed on the Notice. Paper proxy cards also contain instructions for voting by telephone or through the Internet. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described herein and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.
YOUR VOTE IS IMPORTANT. It is recommended that you vote by telephone, through the Internet or by mail even if you plan to attend the annual meeting. You may change your vote at the annual meeting.
If you submit a properly executed proxy without indicating any voting instructions as to a proposal enumerated in the Notice of Annual Meeting of Stockholders, the shares represented by the proxy will be voted “FOR” the election of each director nominee and the auditors ratification proposal.
If you submit a proxy in which you indicate that you abstain from voting as to a proposal, it will have no effect if the proposal is the election of directors proposal, and it will have the same effect as a vote “AGAINST” the auditors ratification proposal.

If you do not submit a proxy or you do not vote in person at the annual meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals is approved (assuming a quorum is present).
Voting Procedures for Shares Held in Street Name
General. If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to vote your shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, the election of directors proposal. Accordingly, to ensure your shares held in street name are voted on these matters, we encourage you to provide promptly specific voting instructions to your broker, bank or other nominee.
Effect of Broker Non-Votes. Broker non-votes are counted as shares of our common stock present and entitled to vote for purposes of determining a quorum but will have no effect on any of the proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or how to change your vote or revoke your proxy.
Revoking a Proxy
If you submitted a proxy prior to the start of the annual meeting, you may change your vote by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Starz, c/o Computershare Investor Services at the following address: (1) if by mail, P.O. Box 30170, College Station, Texas 77842; and (2) if by courier, 211 Quality Circle, Suite 210, College Station, Texas 77845. Any signed proxy revocation or new signed proxy must be received before the start of the annual meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 1:00 a.m., New York City time, on June 10, 2015.
Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you.
If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.
Solicitation of Proxies
We are soliciting proxies on behalf of our board of directors. In addition to the Notice, our employees may solicit proxies personally or by telephone. We will pay the cost of soliciting these proxies. We will also reimburse brokers and other nominees for their expenses in sending the proxy materials to you and getting your voting instructions.
Other Matters to Be Voted on at the Annual Meeting
Our board of directors is not currently aware of any business to be acted on at the annual meeting other than that which is described in the Notice of Annual Meeting of Stockholders and this proxy statement. If, however, other matters are properly brought to a vote at the annual meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment, unless you indicate otherwise in your proxy. In the event there is a proposal to adjourn or postpone the annual meeting, the persons designated as proxies will have discretion to vote on that proposal.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of any series of our common stock. All of such information is based on publicly available filings.
The security ownership information is given as of March 31, 2015 and, in the case of percentage ownership information, is based upon (1) 92,095,133 STRZA shares and (2) 9,872,524 STRZB shares, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all series of common stock.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
John C. Malone	STRZA	2,254,575	(1)	2.4	47.2
12300 Liberty Boulevard	STRZB	8,777,326	(1)	88.9
Englewood, CO 80112
Manning & Napier Advisors, LLC	STRZA	7,648,642	(2)	8.3	4.0
290 Woodcliff Drive	STRZB	—		—
Fairport, NY 14450
Horizon Kinetics LLC	STRZA	7,596,006	(3)	8.2	4.0
470 Park Avenue South, 4th Floor South	STRZB	—		—
New York, NY 10016
Horizon Asset Management LLC	STRZA	4,864,666	(3)	5.3	2.5
470 Park Avenue South, 4th Floor South	STRZB	—
New York, NY 10016
The Vanguard Group	STRZA	6,154,683	(4)	6.7	3.2
100 Vanguard Blvd.	STRZB	—		—
Malvern, PA 19355
FMR LLC	STRZA	5,028,271	(5)	5.5	2.6
245 Summer Street	STRZB	—
Boston, MA 02210
Lions Gate Entertainment Corp.	STRZA	2,118,038	(6)	2.3	14.7
250 Howe Street, 20th Floor	STRZB	2,590,597	(6)	26.2
Vancouver, BC A1 V6C #R8

(1)
Based on Amendment No. 3 to Schedule 13D, filed on February 17, 2015 and Form 4 filed on February 12, 2015 by Mr. Malone, which states that Mr. Malone has sole voting power over 101,778 and 6,062,584 STRZA and STRZB shares, respectively, sole dispositive power over 101,778 and 6,062,584 STRZA and STRZB shares, respectively, shared voting power over 2,152,797 and 2,714,742 STRZA and STRZB shares, respectively, and shared dispositive power over 2,152,797 and 2,714,742 STRZA and STRZB shares, respectively. The shares over which Mr. Malone reports shared voting and dispositive power include the shares reported as beneficially owned by Lions Gate Entertainment Corp. See footnote (6) below.

(2)
Based on Amendment No. 1 to Schedule 13G, filed on January 16, 2015 by Manning & Napier Advisors, LLC (Manning), which states that Manning has sole voting power over 6,359,883 shares and sole dispositive power over 7,648,642 shares.

(3)
Based on Amendment No. 1 to Schedule 13G, filed on February 18, 2015 by Horizon Kinetics LLC (Horizon) and Horizon Asset Management LLC (Horizon Asset), which states that Horizon has sole dispositive power and voting power over 7,596,006 shares and Horizon Asset has sole dispositive power and voting power over 4,864,666 shares.

(4)
Based on Amendment No. 1 to Schedule 13G, filed on February 11, 2015 by The Vanguard Group (Vanguard), which states that Vanguard has sole voting power over 57,662 shares, sole dispositive power over 6,103,921 shares and shared dispositive power over 50,762 shares.

(5)	Based on the Schedule 13G, filed on February 13, 2015 by FMR LLC (FMR), which states that FMR has sole voting power over 840,147 shares and sole dispositive power over 5,028,271 shares.

(6)
Based on the Schedule 13D, filed on March 30, 2015 by Lions Gate Entertainment Corp., LG Leopard GP Canada Inc. and LG Leopard Canada LP (collectively, Lions Gate), which states that Lions Gate has shared dispositive and voting power with respect to these shares. Pursuant to an irrevocable proxy granted by Lions Gate to Mr. Malone, Mr. Malone generally has the right to vote all of the shares of common stock held by Lions Gate (subject to certain exceptions).

Security Ownership of Management
The following table sets forth information with respect to the ownership by each of our directors and named executive officers and by all of our directors and executive officers as a group of shares of each series of our common stock. The security ownership information is given as of March 31, 2015, and, in the case of percentage ownership information, is based upon (1) 92,095,133 STRZA shares and (2) 9,872,524 STRZB shares, in each case, outstanding on that date. The percentage voting power is presented in the table below on an aggregate basis for all series of common stock.

Shares of restricted stock that have been granted pursuant to our incentive plans are included in the outstanding share numbers, for purposes of the table below and throughout this proxy statement. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2015, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of STRZB, though convertible on a one-for-one basis into shares of STRZA, are reported as beneficial ownership of STRZB only, and not as beneficial ownership of STRZA. So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.
The number of shares indicated as owned by the persons in the table may include interests in shares held by the Liberty Media 401(k) Savings Plan as of March 31, 2015. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
Gregory B. Maffei	STRZA	3,461,066	(1)(2)(3)(4)	3.7	1.8
Chairman of the Board	STRZB	—
Christopher P. Albrecht	STRZA	2,299,202	(2)(3)	2.4	1.2
Chief Executive Officer and Director	STRZB	—		—	—
Irving L. Azoff	STRZA	13,971	(2)	*	*
Director	STRZB	—		—	—
Andrew T. Heller	STRZA	9,584	(2)	*	*
Director	STRZB	—		—	—
Susan M. Lyne	STRZA	8,787	(2)	*	*
Director	STRZB	—		—	—
Jeffrey F. Sagansky	STRZA	8,971	(2)	*	*
Director	STRZB	—		—	—
Daniel E. Sanchez	STRZA	7,494	(2)(5)	*	*
Director	STRZB	—		—	—
Charles Y. Tanabe	STRZA	232,355	(1)(2)(3)(6)	*	*
Director	STRZB	—		—	—
Robert S. Wiesenthal	STRZA	13,971	(2)	*	*
Director	STRZB	—		—	—
David I. Weil	STRZA	21,004	(2)	*	*
Executive Vice President and General Counsel	STRZB	—		—	—
Glenn E. Curtis	STRZA	242,717	(2)(3)	*	*
President	STRZB	—		—	—
Scott D. Macdonald	STRZA	89,686	(2)(3)	*	*
Chief Financial Officer, Executive Vice President and Treasurer	STRZB	—		—	—
Carmi D. Zlotnik	STRZA	296,233	(2)(3)	*	*
Managing Director, Starz Entertainment, LLC and Starz Media, LLC	STRZB	—		—	—
All directors and executive officers as a group (14 persons)	STRZA	6,838,653	(1)(2)(3)(4)(5)(6)	7.1	3.5
	STRZB	—		—	—

*	Less than one percent

(1)	Includes shares held by Messers. Maffei and Tanabe in the Liberty Media 401(k) Savings Plan as follows:

STRZA
Gregory B. Maffei	13,156
Charles Y. Tanabe	1,607
Total	14,763

(2)	Includes restricted shares, none of which are vested, as follows:

STRZA
Gregory B. Maffei	3,387
Christopher P. Albrecht	2,867
Irving L. Azoff	3,387
Andrew T. Heller	3,387
Susan M. Lyne	3,387
Jeffrey F. Sagansky	3,387
Daniel E. Sanchez	3,387
Charles Y. Tanabe	39,183
Robert S. Wiesenthal	3,387
David I. Weil	21,004
Glenn E. Curtis	43,827
Scott D. Macdonald	32,416
Michael J. Thornton	25,393
Carmi D. Zlotnik	38,093
Total	226,492

(3)	Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after March 31, 2015.

STRZA
Gregory B. Maffei	1,629,374
Christopher P. Albrecht	2,256,893
Charles Y. Tanabe	149,205
Glenn E. Curtis	184,329
Scott D. Macdonald	42,092
Michael J. Thornton	100,865
Carmi D. Zlotnik	246,096
Total	4,608,854

(4)	Includes 34,545 shares of STRZA held by the Maffei Foundation, as to which shares Mr. Maffei has disclaimed beneficial ownership.

(5)	Includes 100 shares of STRZA jointly owned by Mr. Sanchez and his son.

(6)	Includes 97,360 shares of STRZA jointly owned by Mr. Tanabe and his spouse.
Changes in Control
We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSALS OF OUR BOARD
The following proposals will be presented at the annual meeting by our board of directors.
PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL
Board of Directors
Our board of directors currently consists of nine directors, divided among three classes. Our Class II directors, whose term will expire at the annual meeting, are Andrew T. Heller, Jeffrey F. Sagansky and Charles Y. Tanabe. These directors are nominated for election to our board to continue to serve as Class II directors, and we have been informed that each of Messrs. Heller, Sagansky and Tanabe are willing to continue to serve as directors of our company. The term of the Class II directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2018. Our Class III directors, whose term will expire at the annual meeting of our stockholders in the year 2016, are Gregory B. Maffei, Irving L. Azoff and Susan M. Lyne. Our Class I directors, whose term will expire at the annual meeting of our stockholders in the year 2017, are Christopher P. Albrecht, Daniel E. Sanchez and Robert S. Wiesenthal.
If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the annual meeting, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the board of directors.
The following lists the three nominees for election as directors at the annual meeting and the six directors of our company whose term of office will continue after the annual meeting, and includes as to each person how long such person has been a director of our company, such person’s professional background, other public company directorships and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of our board of directors. All positions referenced in the table below with our company include, where applicable, positions with our predecessors. The number of shares of our common stock beneficially owned by each director, as of March 31, 2015, is set forth in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management.”
Nominees for Election as Directors
Andrew T. Heller

•	Age: 60

•	A director of our company.

•
Professional Background: Mr. Heller has served as a director of our company since August 2013. He served as a consultant for MacAndrews & Forbes Holdings Inc., a privately owned company, from April 2013 until May 2014. He retired from Turner Broadcasting System, Inc. (TBS) in March 2013 after 27 ½ years as an employee of Time Warner, Inc. As a past President of Turner Network Sales, he was responsible for running the distribution of 10 domestic networks to the cable, satellite and telecommunications industries, while also serving as the Chairman of Turner Private Networks, including CNN Airport Network and Turner-in-flight services. He also was responsible for business development for TBS. Previously, Mr. Heller was an Assistant General Counsel of Time Warner Cable, before which he served as the Associate Counsel and a Senior Counsel, Litigation, for Home Box Office, Inc. (HBO). Mr. Heller was inducted into the Broadcasting and Cable Hall of Fame in 2011. He served as the Chair of Cable and Telecommunication Association for Marketing (CTAM) Educational Foundation Board, and was a member of the CTAM and Cable Center Boards of Directors. He also sits as a member of the advisory Board of the SI Newhouse School of Public Communications.

•	Other Public Company Directorships: Mr. Heller has served as a director of Arris Group, Inc. since 2011.

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Board Membership Qualifications: Mr. Heller brings to our board significant industry experience and a deep understanding of the business of media and programming. His extensive experience with the distribution of domestic networks to the cable, satellite and telecommunications industries and with business development makes Mr. Heller a valuable member of the board.

Jeffrey F. Sagansky

•	Age: 63

•	A director of our company.

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Professional Background: Mr. Sagansky has served as a director of our company since January 2013. He served as the President of Silver Eagle Acquisition Company (Silver Eagle) from May 2013 until April 2015 when Silver Eagle acquired 38% of NASDAQ-traded Videocon DTH, a leading satellite TV provider in India. Mr. Sagansky served as a co-founder and the President of Global Eagle Acquisition Corp. from April 2011 to January 2013 when the company effected a merger to create NASDAQ-traded Global Eagle Entertainment, a leading provider of inflight entertainment and connectivity. From January 2007 to June 2012 he served as the Chairman of Elm Tree Partners, a private casino development company. He has served as the Chairman and a co-founder of Hemisphere Media Capital, a private motion picture and television finance company since 2008. Mr. Sagansky previously served as the Chief Executive Officer of Paxson Communications, a Co-President of Sony Pictures Entertainment and the Chief Executive Officer of CBS Entertainment.

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Other Public Company Directorships: Mr. Sagansky has served as a director of Global Eagle Entertainment, Inc. since January 2013. He has served as a director of Scripps Networks Interactive since July 2008. He previously served as a director of RHI Entertainment, Inc. from February 2009 to April 2011 and of Peace Arch Entertainment Group Inc. from September 2007 to February 2009.

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Board Membership Qualifications: Mr. Sagansky brings to our board in-depth knowledge of the media and telecommunications industry, as well as executive leadership experience with the management and operations of companies in the entertainment sector. He has extensive experience in television operations, distribution and production, which makes him a valued member of our board. His professional expertise and executive leadership perspective on the operation and management of public companies in the television industry provides our board with valued strategic insights into the industry.

Charles Y. Tanabe

•	Age: 63

•	A director of our company.

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Professional Background: Mr. Tanabe has served as a director of our company since January 2013. He served as an Executive Vice President and the General Counsel of our predecessor, Old LMC (as defined below in “Executive Compensation—Executive Compensation Arrangements”), from May 2007 to December 2012. Mr. Tanabe also served as an Executive Vice President of Liberty Interactive Corporation (together with its predecessors, Liberty Interactive) from January 2007 to December 2012 and as the General Counsel from January 1999 to December 2012. He also served as a Senior Vice President of Liberty Interactive from January 1999 to December 2006 and as the Secretary from April 2001 to December 2007.

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Other Public Company Directorships: Mr. Tanabe has served as a director of Ascent Capital Group, Inc. since November 2014. He also served as a director of Sirius XM Holdings Inc. (Sirius) from January 2013 to May 2013.

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Board Membership Qualifications: Mr. Tanabe brings significant operational and legal experience based on his senior positions with Old LMC and Liberty Interactive. He provides our board with executive leadership perspective on the legal operations and management of large public companies in the media and entertainment industry and risk management policies. Mr. Tanabe also provides our board with an in-depth knowledge of our corporate history and the corporate history of our predecessor, Old LMC.

Directors Whose Term Expires in 2016
Gregory B. Maffei

•	Age: 54

•	Chairman of the Board and a director of our company.

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Professional Background: Mr. Maffei has served as the Chairman of the Board of our company since January 2013. He has served as a director and the President and the Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty TripAdvisor Holdings, Inc. since July 2013 and Liberty Broadband Corporation since June 2014. He has served as the President and the Chief Executive Officer of Liberty Interactive since February 2006 and as a director since November 2005. He also served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as the President and the Chief Financial Officer of Oracle Corporation, the Chairman, the President and the Chief Executive Officer of 360networks Corporation, and the Chief Financial Officer of Microsoft Corporation.

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Other Public Company Directorships: Mr. Maffei has served as (i) a director of Liberty Interactive since November 2005, (ii) a director of Liberty TripAdvisor Holdings, Inc. since July 2013, (iii) a director of Liberty Broadband Corporation since June 2014, (iv) the Chairman of the Board of TripAdvisor, Inc. (TripAdvisor) since February 2013, (v) the Chairman of the Board of Live Nation Entertainment, Inc. (Live Nation) since March 2013 and as a director since February 2011, (vi) the Chairman of the Board of Sirius since April 2013 and as a director since March 2009, (vii) a director of Zillow Group, Inc. since February 2015, having served as a director of its predecessor Zillow, Inc. from May 2005 to February 2015, and (viii) a director of Charter Communications, Inc. since May 2013. He served as a director of (i) Barnes & Noble, Inc. from September 2011 to April 2014, (ii) Electronic Arts, Inc. from June 2003 to July 2013 and (iii) DIRECTV and its predecessors from February 2008 to June 2010.

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Board Membership Qualifications: Mr. Maffei brings to the board significant financial and operational experience based on his senior policy making positions at Liberty Media Corporation, Liberty Interactive Corporation, Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation, Oracle Corporation, 360networks Corporation and Microsoft Corporation, and his public company board experience. He provides the board with executive leadership perspective on the operations and management of large public companies and risk management principles.

Irving L. Azoff

•	Age: 67

•	A director of our company.

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Professional Background: Mr. Azoff has served as a member of the board of directors of our company since January 2013. He is the founder and the Chairman of Azoff Music Management Group, Inc. and has served as the Chairman and the Chief Executive Officer of Azoff MSG Entertainment, LLC since August 2013. Mr. Azoff is the personal manager of the Eagles, who he has managed since 1974, Christina Aguilera, Van Halen, Steely Dan and Gwen Stefani. He served as a director of Live Nation from January 2010 to December 2012, and as the Chairman of the Board of Live Nation from February 2011 to December 2012. He has also served as the Chairman and Chief Executive Officer of Front Line Management Group, Inc. (Front Line) from January 2005 to December 2012. Before joining Live Nation in 2010, Mr. Azoff was the Chief Executive Officer of Ticketmaster Entertainment, Inc. (Ticketmaster) from October 2008 to January 2010.

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Other Public Company Directorships: Mr. Azoff has served as a director of iHeart Communications, Inc. (formerly Clear Channel Communications, Inc.) and iHeart Media, Inc. (formerly Clear Channel Media Holdings, Inc.) since September 2010.

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Board Membership Qualifications: Mr. Azoff brings to our board extensive experience in the entertainment industry and leadership skills acquired while building Front Line and serving in a variety of capacities with Live Nation and Ticketmaster. Mr. Azoff’s wide array of experience in multiple facets of the entertainment industry gives him an in-depth understanding of the entertainment industry and brings a unique and comprehensive perspective to our board.

Susan M. Lyne

•	Age: 64

•	A director of our company.

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Professional Background: Ms. Lyne has served as a member of the board of directors of our company since January 2013. Ms. Lyne has served as the President of BBG Ventures at AOL, Inc. since September 2014. Ms. Lyne served as the Executive Vice President and Chief Executive Officer of AOL, Inc.’s Brand Group from February 2013 to September 2014. She has served as the Vice Chairman of Gilt Groupe, Inc. (Gilt Groupe) since February 2013, having previously served as the Chairman from September 2010 to February 2013. Previously, she was Gilt Groupe’s Chief Executive Officer from September 2008 to September 2010. Ms. Lyne served as the President and the Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. (Martha Stewart Living) from November 2004 to June 2008. Ms. Lyne is also a trustee of Rockefeller University and The New School.

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Other Public Company Directorships: Ms. Lyne served as a director of AOL, Inc. from December 2009 to February 2013. She previously served on the board of directors of CIT Group Inc. from October 2006 to November 2009 and the board of directors of Martha Stewart Living from June 2004 to July 2008.

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Board Membership Qualifications: Ms. Lyne brings to our board extensive experience, expertise and background in interactive media and internet marketing, as well as corporate leadership experience gained from her former service as the Chief Executive Officer of Gilt Groupe and Martha Stewart Living.

Directors Whose Term Expires 2017
Christopher P. Albrecht

•	Age: 62

•	Chief Executive Officer and a director of our company.

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Professional Background: Mr. Albrecht has served as the Chief Executive Officer and a director of our company since January 2013. He has served as the Chief Executive Officer of Starz, LLC since January 2010 and served as the President of Starz, LLC from January 2010 to February 2012. He has served as the Chief Executive Officer of Starz Entertainment, LLC (Starz Entertainment) since January 2010 and served as the Chairman of Starz Entertainment from January 2010 to February 2012. He came to Starz, LLC from Foresee Entertainment, which he founded in 2008. Mr. Albrecht spent more than 20 years at HBO and was the Chairman and the Chief Executive Officer from 2002 to 2007. Before becoming Chairman, he spent seven years as the President of HBO Original Programming.

•	Other Public Company Directorships: None.

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Board Membership Qualifications: As our company’s Chief Executive Officer, Mr. Albrecht has been responsible for building and leading a global entertainment brand. As a result of his experience in significant leadership positions in the media and entertainment industry, including HBO, Mr. Albrecht provides our company and our board with strategic and creative insights based on an in-depth knowledge of the media and entertainment industry.

Daniel E. Sanchez

•	Age: 52

•	A director of our company.

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Professional Background: Mr. Sanchez has served as a director of our company since January 2013. Since January 2007, Mr. Sanchez has engaged in the private practice of law, representing individual and business clients in a variety of non-litigation areas. In 2012, Mr. Sanchez earned his masters degree in tax law (LL.M.), and his practice is currently focused on the area of tax planning. He is a full member of the Board of Ethics of the City of Stamford, CT, and was appointed to that position by the mayor in 2012.

•	Other Public Company Directorships: None.

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Board Membership Qualifications: Mr. Sanchez brings a unique legal perspective to our company’s board of directors, focused in particular on tax law. Mr. Sanchez’s perspective and expertise assist the board in developing strategies that take into consideration a wide range of issues resulting from the application and evolution of tax laws and regulations.

Robert S. Wiesenthal

•	Age: 48

•	A director of our company.

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Professional Background: Mr. Wiesenthal has served as a director of our company since January 2013. Mr. Wiesenthal joined Warner Music Group as the Chief Operating Officer in January of 2013. From 2000 to 2012, Mr. Wiesenthal held various positions at Sony Corporation including: a Group Executive, Sony Corporation; an Executive Vice President and the Chief Financial Officer, Sony Corporation of America; an Executive Vice President and the Chief Strategy Officer, Sony Entertainment, Inc.; and the President at Sony/ATV International. He was a member of Sony Pictures Entertainment’s Operating Committee and sat on the board of directors of Sony Music Entertainment, Sony Ericsson Mobile Communications, Sony/ATV Music Publishing LLC and EMI Music Publishing Group, Inc. Prior to joining Sony, Mr. Wiesenthal was associated with Credit Suisse First Boston, joining the firm’s Mergers and Acquisitions Group in 1988, the firm’s Media Group in 1993 and, from 1999 to 2000, serving as a Managing Director and head of the firm’s Entertainment and Digital Media practices.

•	Other Public Company Directorships: Mr. Wiesenthal has served as a director of TripAdvisor since December 2011 and as a director of Entercom Communications Corp. since April 2004.

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Board Membership Qualifications: Mr. Wiesenthal brings to our board significant experience in the media and entertainment industry, having an extensive background in media programming across a variety of platforms, as well as executive leadership experience with the management and operation of companies in the entertainment sector. His professional expertise, combined with his continued involvement in the media and entertainment industry and significant financial experience, makes Mr. Wiesenthal a valuable member of our board. He is also an important resource with respect to the financial services firms that our company engages from time to time.

Vote and Recommendation
A plurality of the affirmative votes of the outstanding shares of our common stock that are entitled to vote at the annual meeting and are voted in person or by proxy, voting together as a single class, is required to elect each of Messrs. Heller, Sagansky and Tanabe as Class II members of our board of directors.
Our board of directors unanimously recommends a vote “FOR” the election of each nominee to our board of directors.
PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL
We are asking our stockholders to ratify the selection of KPMG as our independent auditors for the fiscal year ending December 31, 2015.
Even if the selection of KPMG is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be advisable. In the event our stockholders fail to ratify the selection of KPMG, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2015.
A representative of KPMG is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
Audit Fees and All Other Fees
The following table presents fees for professional audit services rendered by KPMG and its international affiliates for the audit of our consolidated financial statements for 2014 and 2013 and the separate financial statements of two of our subsidiaries, and fees billed for other services rendered by KPMG.

	2014	2013
Audit fees(1)	$1,273,039	$1,155,041
Audit related fees(2)	591,210	116,683
Audit and audit related fees	1,864,249	1,271,724
Tax fees(3)	124,625	42,076
Total fees	$1,988,874	$1,313,800

(1)
Audit fees include fees for the audit and quarterly reviews of our 2014 and 2013 consolidated financial statements and the audit of the 2014 and 2013 consolidated financial statements of two of our subsidiaries.

(2)
Audit related fees include fees billed in the respective periods for debt compliance certificates, reviews of debt offerings, registration statements, due diligence and for professional consultations with respect to accounting issues affecting our financial statements.

(3)	Consists of tax compliance fees.
Our audit committee has considered whether the provision of services by KPMG to our company other than auditing is compatible with KPMG maintaining its independence and believes that the provision of such other services is compatible with KPMG maintaining its independence.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

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audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

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audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions, and (vii) general assistance with implementation of the requirements of certain SEC rules or listing standards; and

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tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.

Notwithstanding the foregoing general pre-approval, if an individual project involving the provision of pre-approved services is expected to result in fees in excess of $100,000, or if individual projects under $100,000 are expected to total $500,000 during the period between the regularly scheduled meetings of the audit committee, then such projects will require the specific pre-approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. Robert S. Wiesenthal currently serves as the chairman of our audit committee. In addition, the independent auditor is required to provide a report at each regularly scheduled audit committee meeting on all pre-approved services incurred during the preceding quarter. Any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee.
Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.
Vote and Recommendation
The affirmative vote of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, is required to approve the auditors ratification proposal.
Our board of directors unanimously recommends a vote “FOR” the auditors ratification proposal.
MANAGEMENT AND GOVERNANCE MATTERS
Executive Officers
The following lists the executive officers of our company (other than Christopher P. Albrecht, our Chief Executive Officer, who also serves as a director of our company and who is listed under “Proposals of Our Board—Proposal 1—The Election of Directors Proposal”), their ages and a description of their business experience, including positions held with our company. All positions referenced in the table below with our company include, where applicable, positions with our predecessors.

Name	Positions
Glenn E. Curtis Age: 55
President of our company since January 2013 and President of our subsidiaries Starz, LLC and Starz Entertainment since February 2012. Executive Vice President of Starz, LLC from August 2006 to February 2012, Chief Financial Officer of Starz, LLC from August 2006 to June 2012, Chief Financial Officer of Starz Entertainment from August 2006 to June 2012 and Executive Vice President of Starz Entertainment from August 2006 to February 2012.

Scott D. Macdonald Age: 53
Chief Financial Officer, Executive Vice President and Treasurer of our company since January 2013 and of our subsidiaries Starz, LLC and Starz Entertainment since June 2012. Executive Vice President of Finance and Accounting and Treasurer of Starz, LLC and Starz Entertainment from June 2008 to June 2012. Senior Vice President, Finance and Accounting, Controller of Starz Media, LLC (Starz Media) from October 2006 to June 2008.

Michael J. Thornton Age: 51
Chief Revenue Officer and Executive Vice President of our subsidiaries Starz Entertainment and Starz Media since August 2013. Executive Vice President of Acquisitions, Business Affairs and Legal of Starz Entertainment and Starz Media from November 2012 to August 2013. Executive Vice President of Business & Legal Affairs of Starz Entertainment and Starz Media from June 2011 to November 2012. Executive Vice President, Business & Legal Affairs of Disney/ABC Domestic Television from 2005 to June 2011.

David I. Weil Age: 65	Executive Vice President and General Counsel of our company since June 2014. Chief Executive Officer of Anschutz Film Group, LLC (Walden Media/Bristol Bay Productions) from April 2004 to January 2014.
Carmi D. Zlotnik Age: 55	Managing Director of our subsidiaries Starz Entertainment and Starz Media since February 2012, and Executive Vice President and Managing Director of Starz Media from May 2010 to February 2012.
Our executive officers will serve in such capacities until the next annual meeting of our board of directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption.
During the past ten years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.
During the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten-percent beneficial owners were met with the exception of one Form 4 reporting one transaction filed late by Ms. Lyne, who was a director of our company at the time of the filing of the Form 4.
Code of Ethics
We have adopted a code of ethics that applies to all of our employees, directors and officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. Our code of ethics is available on our website at www.starz.com.
Director Independence
It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with us. To assist our board of directors in determining which of our directors qualify as independent for purposes of Nasdaq rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board of directors follows the Corporate Governance Rules of The Nasdaq Stock Market on the criteria for director independence.
Our board of directors has determined that each of Irving L. Azoff, Andrew T. Heller, Susan M. Lyne, Jeffrey F. Sagansky and Robert S. Wiesenthal qualifies as an independent director of our company.

Board Composition
As described above under “Proposals of Our Board—Proposal 1—The Election of Directors Proposal,” our board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, investment banking, legal practice and music entertainment. Our board is also chronologically diverse with our members’ ages spanning three decades. For more information on our policies with respect to board candidates, see “—Committees of the Board of Directors—Nominating and Corporate Governance Committee” below.
Board Leadership Structure
Our board has separated the positions of Chairman of the Board and Chief Executive Officer (principal executive officer). Gregory B. Maffei holds the position of Chairman, leads our board and board meetings and provides strategic guidance to our Chief Executive Officer. Christopher P. Albrecht holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists our board in fulfilling its duties.
Board Role in Risk Oversight
The board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks and risks relating to potential conflicts of interest. Our compensation committee is responsible for overseeing the management of risks relating to the compensation arrangements of our senior executives, and our nominating and corporate governance committee manages risks associated with the independence of the board. These committees then provide reports periodically to the full board. The oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment, and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team and our internal auditors.
Committees of the Board of Directors
Executive Committee
Our board of directors has established an executive committee, whose members are Gregory B. Maffei and Christopher P. Albrecht. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board of directors in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.
Compensation Committee
Our board of directors has established a compensation committee, whose chairman is Susan M. Lyne and whose other members are Jeffrey F. Sagansky and Robert S. Wiesenthal. See “—Director Independence” above.
The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer. The compensation committee also reviews and approves the compensation of all officers of our company at the level of executive vice president or above, including our Chief Executive Officer, persons deemed to be Section 16 “officers” (as defined in Rule 16a-1(f) under the Exchange Act) and such other persons as the compensation committee may determine from time to time. For a description of our processes and policies for consideration and determination of executive compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see “Executive Compensation—Compensation Discussion and Analysis.”
Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.starz.com.

Compensation Committee Report
The compensation committee has reviewed and discussed with our management the “Compensation Discussion and Analysis” included under “Executive Compensation” below. Based on such review and discussions, the compensation committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Members of the Compensation Committee
Susan M. Lyne Jeffrey F. Sagansky Robert S. Wiesenthal
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.
Nominating and Corporate Governance Committee
Our board of directors has established a nominating and corporate governance committee whose chairman is Andrew T. Heller and whose other members are Irving L. Azoff and Susan M. Lyne. See “—Director Independence” above.
The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by our board of directors from time to time, identifies director nominees for upcoming annual meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of our board and management.
The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such nominations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Assistant Corporate Secretary, Starz, 8900 Liberty Circle, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under “Stockholder Proposals” below, and contain the following information:

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the name and address of the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and documentation indicating the number of shares of our common stock owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

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the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

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a statement detailing any relationship, arrangement or understanding between the proposing stockholder and/or beneficial owner and any other person(s) (including their names) under which the proposing stockholder is making the nomination;

•	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board of directors;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•	a representation as to whether the proposing stockholder intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

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a representation that the proposing stockholder is a holder of record of our common stock entitled to vote at the annual stockholders meeting and intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election;

•	a signed consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;

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a representation as to whether the proposing stockholder has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Stockholder Associated Person) (including the details of such assistance, funding or consideration); and

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a representation as to whether and the extent to which any hedging, derivative or other transactions has been entered into with respect to our company within the last six months by, or is in effect with respect to, the proposing stockholder, any person to be nominated by the proposing stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the proposing stockholder, its nominee, or any such Stockholder Associated Person.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.
To be nominated to serve as a director, a nominee need not meet any specific minimum criteria. However, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

•	independence from management;

•	his or her unique background, including education, professional experience and relevant skill sets;

•	judgment, skill, integrity and reputation;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

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the size and composition of the existing board of directors, including whether the potential director nominee would positively impact the composition of the board by bringing a new perspective or viewpoint to the board of directors.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our board and the nominating and corporate governance committee believe that it is essential that our board members represent diverse viewpoints.
When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to our board of directors, it may recommend to the full board that candidate’s nomination and election.
Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director’s past attendance at, and participation in, meetings of the board of directors and its committees and the director’s formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.
The members of our nominating and corporate governance committee have determined that Messrs. Heller, Sagansky and Tanabe, who are nominated for election at the annual meeting, continue to be qualified to serve as directors of our company and such nomination was approved by the entire board of directors.
Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board of directors has also adopted corporate governance guidelines, which were developed by the nominating and corporate governance committee. The charter and the corporate governance guidelines are available on our website at www.starz.com.
Audit Committee
Our board of directors has established an audit committee, whose chairman is Robert S. Wiesenthal and whose other members are Andrew T. Heller and Jeffrey F. Sagansky. See “—Director Independence” above.

Our board of directors has determined that Mr. Wiesenthal is an “audit committee financial expert” under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The audit committee’s functions include, among other things:

•	appointing or replacing our independent auditors;

•	reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

•	reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

•	reviewing compliance with and the adequacy of our existing significant accounting and financial policies;

•	reviewing our management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

•	confirming compliance with applicable SEC and stock exchange rules; and

•	preparing a report for our annual proxy statement.
Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.starz.com.
Audit Committee Report
Each member of the audit committee is an independent director as determined by our board of directors, based on the listing standards of The Nasdaq Stock Market. Each member of the audit committee also satisfies the SEC’s independence requirements for members of audit committees. Mr. Wiesenthal is the company’s “audit committee financial expert” under applicable SEC rules and regulations.
The audit committee reviews our financial reporting process on behalf of our board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent auditor, KPMG, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent auditor also expresses its opinion as to the effectiveness of our internal control over financial reporting.
Our audit committee has reviewed and discussed with management and KPMG our most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of our internal control over financial reporting and KPMG’s evaluation of the effectiveness of our internal control over financial reporting. Our audit committee has also discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications With Audit Committees, including that firm’s judgment about the quality of our accounting principles, as applied in our financial reporting.
KPMG has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG that firm’s independence from the company and its subsidiaries.
Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed on February 25, 2015 with the SEC.

Submitted by the Members of the Audit Committee Robert S. Wiesenthal Andrew T. Heller Jeffrey F. Sagansky
Other
Our board of directors, by resolution, may from time to time establish other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.

Board Meetings
During 2014, there were 5 meetings of the board of directors, no meetings of its executive committee, 5 meetings of its compensation committee, 1 meeting of its nominating and corporate governance committee and 4 meetings of its audit committee.
Director Attendance at Annual Meetings
Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. Six of the then-members of our board of directors attended our 2014 annual meeting of stockholders.
Stockholder Communication with Directors
Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Starz, 8900 Liberty Circle, Englewood, Colorado 80112. All such communications from stockholders will be forwarded to our directors on a timely basis.
Executive Sessions
In 2014, there were 6 meetings of our current independent directors at executive sessions without management participation.
Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Starz, c/o Starz, 8900 Liberty Circle, Englewood, Colorado 80112. The current independent directors of our company are Irving L. Azoff, Andrew T. Heller, Susan M. Lyne, Jeffrey F. Sagansky and Robert S. Wiesenthal.
EXECUTIVE COMPENSATION
This section sets forth information relating to, and an analysis and discussion of, compensation paid to the following persons (whom we refer to as our named executive officers) who served in the following capacities with Starz (unless otherwise noted), as of December 31, 2014:

•	Christopher P. Albrecht, Chief Executive Officer;

•	Scott D. Macdonald, Chief Financial Officer, Executive Vice President and Treasurer;

•	Glenn E. Curtis, President;

•	David I. Weil, Executive Vice President, General Counsel (who joined us in June 2014); and

•	Carmi D. Zlotnik, Managing Director, Starz Entertainment and Starz Media.
Compensation Discussion and Analysis
Overview
The Starz compensation committee establishes, implements and regularly monitors adherence to our compensation philosophy for all of our named executive officers, including our Chief Executive Officer. The 2014 compensation of our Chief Executive Officer is governed by the terms of his employment agreement. See “—Executive Compensation Arrangements—Christopher P. Albrecht” below for more information.
Philosophy; Setting Executive Compensation
The compensation philosophy adopted by our compensation committee seeks to align the interests of our named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating and rewarding our executives in order to increase our stockholder value. Accordingly, we believe that our compensation packages should assist our company in attracting, retaining and motivating key executives critical to our long-term success. To that end, the compensation packages provided to the named executive officers seek to maintain the appropriate balance among short-term and long-term compensation, cash and equity compensation and performance-based compensation. At our 2013 annual stockholders meeting, stockholders representing 74.2% of the aggregate voting power present and entitled to vote on the say-on-pay proposal approved, on an advisory basis, our executive compensation, as disclosed in the proxy statement for the 2013 annual meeting of stockholders. No material changes were implemented to our executive compensation program as a result of this vote. Advisory votes on executive compensation will be held every three years based on the say-on-frequency votes that were cast at the 2013 annual meeting.
We believe that each named executive officer should receive a compensation package that is commensurate with the responsibilities and proven performance of that executive and competitive relative to the compensation packages paid to similarly situated executives at companies in our industry. In that regard, our compensation committee reviewed trend information and reports prepared by Towers Watson Delaware Inc. (Towers Watson) (a compensation consulting firm retained by the compensation committee), as a guide to ensure that the compensation packages of our named executive officers (other than Mr. Albrecht’s, which is governed by his employment agreement) are reasonable as compared to our industry peers. The Towers Watson reports referenced compensation data gathered from publicly-traded media companies and published surveys listed in the table below, with respect to comparably situated executives.

Publicly Traded Media Companies	Published Surveys
Activision Blizzard, Inc.	2013 CDB Compensation Survey, Annual Incentive Plan Design Survey and LTI Policies and Practices by Towers Watson
AMC Networks Inc.
CBS Corporation	2013 Cable Programmers / Broadcast Networks Compensation Survey by The Croner Company
Comcast Corporation
Crown Media Holdings Inc.
Discovery Communications, Inc.
DreamWorks Animation SKG Inc.
Electronic Arts Inc.
Lions Gate Entertainment Inc.
The Madison Square Garden Company
Netflix, Inc.
Scripps Networks Interactive, Inc.
Take-Two Interactive Software, Inc.
Time Warner Inc.
Viacom Inc.
The Walt Disney Company
The compensation committee took this data into consideration in determining Mr. Macdonald’s salary for 2014, Mr. Weil’s 2014 compensation, the amount and types of annual equity incentive awards to grant in the fourth quarter of 2014, and designing the 2014 performance bonus program. For more information about these awards, see “—Elements of 2014 Executive Compensation—Base Salary,” “—Elements of 2014 Executive Compensation—2014 Performance-based Bonuses” and “—Elements of 2014 Executive Compensation—Equity Incentive Compensation” below.
Role of Chief Executive Officer in Compensation Decisions
In designing the compensation packages of our named executive officers (other than our Chief Executive Officer), recommendations were obtained from our Chief Executive Officer. Mr. Albrecht’s recommendations were based on his evaluation of the performance and contributions of the other named executive officers, given their respective areas of responsibility. When making recommendations, our Chief Executive Officer considers various qualitative factors such as:

•	the named executive officer’s experience and overall effectiveness;

•	the named executive officer’s performance against individual performance goals;

•	the responsibilities of the named executive officer, including any changes to those responsibilities over the year;

•	the named executive officer’s demonstrated leadership and management ability;

•	the named executive officer’s historical compensation relative to other executives at our company with similar, greater or lesser responsibilities;

•	the named executive officer’s historical compensation relative to compensation paid to similarly situated executives at companies within our industry;

•	the named executive officer’s years of service with us; and

•	the performance of any group for which the named executive officer is primarily responsible.
Elements of 2014 Executive Compensation
For 2014 the principal components of compensation for the named executive officers were:

•	base salary;

•	a performance-based bonus, payable in cash;

•	a grant of equity incentive awards;

•	deferred compensation arrangements;

•	limited perquisites (including matching contributions to a company-sponsored retirement account and health and welfare benefits); and

•	a discretionary bonus (in limited circumstances).
Base Salary. The base salaries of the named executive officers are reviewed on an annual basis (other than for Mr. Albrecht, whose salary is governed by his employment agreement), as well as at the time of any change in responsibilities. Typically, after establishing a named executive officer’s base salary, salary increases are limited to adjustments based on an evaluation of such named executive officer’s job performance, any changes in the scope of such named executive officer’s responsibilities, and such named executive officer’s salary level compared to other named executive officers compared to industry for the position. The base salary of Mr. Macdonald increased in 2014 by approximately 14% based upon utilization of survey data provided by Towers Watson and The Croner Company identified above. Mr. Weil joined our company in 2014, and our compensation committee sought to design a competitive compensation package for him, including as to his base salary, based upon utilization of survey data provided by Towers Watson and The Croner Company identified above for increases in 2014. Messrs. Albrecht, Curtis and Zlotnik did not receive a salary increase for 2014.
2014 Performance-based Bonuses. For 2014, we adopted an annual, performance-based bonus program for our employees, including each of our named executive officers. The program was adopted and approved in 2014 by our compensation committee. Pursuant to the program, each participant is assigned a target annual bonus award equal to a percentage of the employee’s annual base salary which percentage is based on the applicable employee’s position and responsibilities. The eligibility to receive any bonus award under this program was subject to Starz achieving a minimum percentage of budgeted revenue and adjusted OIBDA for 2014. For this purpose, we define (i) revenue as actual revenue less revenue attributable to The Weinstein Company distribution agreement (Weinstein Agreement) plus the distribution fee attributable to the Weinstein Agreement, and (ii) adjusted OIBDA as revenue less programming costs, production and acquisition costs, home video cost of sales, operating expenses and selling, general and administrative expenses, but excluding all stock compensation expense. These performance measures were selected by our compensation committee because they are considered to be key measures of our operating performance. Potential payouts under the program range from a threshold payout of 50% of the targeted bonus amount if the actual performance metrics equal 85% of the annual budgeted amounts to a maximum payout of 200% of the targeted annual bonus amount if the actual performance metrics equal or exceed 120% of the annual budgeted amounts. In previous years, the maximum payout under our bonus program was 150% of the targeted bonus amount if the actual performance metrics equaled or exceeded 120% of the annual budgeted amounts. In 2014, the compensation committee increased the maximum payout under our bonus programs to 200% of the targeted bonus amount based on trend information and reports prepared by Towers Watson comparing our bonus program to bonus programs of industry peers.
The 2014 performance-based bonus program was payable from an umbrella bonus pool (Bonus Pool). Our compensation committee also determined that our company’s performance-based bonus programs for each fiscal year following 2014 would also be payable from a Bonus Pool, unless and until our compensation committee determines otherwise. The 2014 bonuses to all our employees, including our named executive officers, were paid under the Bonus Pool. The Bonus Pool amount equals 5% of our adjusted OIBDA, as defined, for each applicable year. Our compensation committee has the discretion to reduce the Bonus Pool amount at any time, in its sole discretion, but did not reduce the Bonus Pool for 2014.

In October 2014, we increased Mr. Weil’s target 2014 bonus, from 50% to 70% of his annual base salary in recognition of his increased job responsibilities. Accordingly, with respect to the 2014 program, target bonuses (expressed as a percentage of annual base salary, calculated using the named executive officer’s actual 2014 base salary) for Messrs. Albrecht, Curtis, Macdonald, Weil and Zlotnik were as follows: Mr. Albrecht: 100%, Mr. Curtis: 90%, Mr. Macdonald: 70%, Mr. Weil 70% and Mr. Zlotnik: 50%. We achieved actual revenue, as defined, of $1,550.1 million (which was 97% of the budgeted amount of $1,598.8 million) and adjusted OIBDA of $501.7 million (which was 99% of the budgeted amount of $505.0 million) for the year ended December 31, 2014.

Under the 2014 performance-based bonus program, the compensation committee had discretion to reduce potential payouts by up to 20% once achievement of the corporate performance measures had been determined. In February 2015, our compensation committee reviewed the individual performance of each participant to determine the reductions that would apply to each participant’s potential bonus payout, taking into account a variety of factors. This determination was based on reports of our board, the observations of committee members throughout the year and, with respect to the participants other than Mr. Albrecht, the observations and input of Mr. Albrecht. Our compensation committee considered the various personal performance measures which had been assigned to each participant for 2014, including:

Individual	Personal Performance Measures
Christopher P. Albrecht
-Rebalance our product offering using portfolio original programming approach;
-Focus distributors through the successful extension of affiliation arrangements and the expanded launch of Play services;
-Combine Starz Networks and Starz Distribution’s content acquisition groups and processes; and
-Continue to generate profitable growth and high free cash flow conversion by achieving budgeted results.

Scott D. Macdonald
-Complete timely quarterly and annual financial statements, including disclosures in accordance with GAAP;
-Optimize capital structure, including refinancing debt if warranted by market conditions and financial performance;
-Provide operating units monthly and/or quarterly results and advise as appropriate; and
-Provide financial analysis on various growth opportunities for Starz.

Glenn E. Curtis
-Focus distributors through the successful extension of affiliation arrangements;
-Develop strategy for growth opportunities for Starz;
-Obtain revenue and adjusted OIBDA goals for Starz; and
-Achieve revenue goal for original programming.

David I. Weil
-Assess current processes, work and work flow of the Business and Legal Affairs department and establish 2015 goals for this department;
-Provide strategic support and legal oversight to the distribution and original programming teams;
-Advise senior management on all Legal and Business Affairs initiatives; and
-Provide legal and strategic direction in communications with our board and board committees.

Carmi D. Zlotnik
-Deliver 50 hours of original programming within agreed upon creative and budget parameters;
-Work with other departments to deal with increased programming volume and ensure programming is properly delivered, marketed, broadcast and distributed; and
-Continue to develop the original programming and production department to ensure optimal personnel choices and structure.

The calculation of the performance-based bonus for each named executive officer is as follows:

Name	Target Bonus	Revenue (as a percentage of Target Payout)	Adjusted OIBDA (as a percentage of Target Payout)	Combined Corporate Performance (as a percentage of Target Payout)	Potential Bonus Payout (based on Corporate Performance)	Discretionary Adjustment Factor	Total Payout
Christopher P. Albrecht	$1,250,000	46.2%	49.2%	95.4%	$1,192,178	99.6%	$1,187,500
Scott D. Macdonald	$409,500	46.2%	49.2%	95.4%	$390,557	99.0%	$386,652
Glenn E. Curtis	$630,000	46.2%	49.2%	95.4%	$600,858	97.5%	$585,837
David I. Weil	$205,781	46.2%	49.2%	95.4%	$196,262	100.0%	$196,262
Carmi D. Zlotnik	$347,420	46.2%	49.2%	95.4%	$331,349	99.0%	$328,035
For more information on these awards, see “—Grants of Plan-Based Awards” below.
Equity Incentive Compensation. Consistent with our compensation philosophy, we seek to align the interests of our named executive officers with those of our stockholders by awarding stock-based incentive compensation. This ensures that our executives have a continuing stake in our long-term consolidated success.
Our incentive plans provide for the grant of a variety of incentive awards, including stock options, restricted shares, restricted stock units, stock appreciation rights, cash awards and performance awards. Our executives are granted stock options and awards of restricted stock in preference to other awards because of our belief that options and restricted shares better promote retention of key employees through the continuing, long-term nature of an equity investment. The value of the equity incentive awards to be granted are determined in consideration of the overall compensation package to be paid to the named executive officer and are approved by the compensation committee of our board of directors.
Stock options are awarded with an exercise price equal to fair market value on the date of grant, measured by reference to the closing sale price on the grant date.
In connection with Mr. Weil joining our company in June 2014, our compensation committee granted him an award of 45,983 options to purchase shares of our Series A common stock and an award of 14,314 shares of restricted stock relating to our Series A common stock. Mr. Weil’s equity awards each vest in four equal annual installments, with the first installment of each award vesting on July 8, 2015. Consistent with our compensation philosophy, these grants are designed to align Mr. Weil’s long-term interests with those of our stockholders.

Historically our annual equity awards have been comprised of 50% time vested options and 50% time vested restricted shares. Beginning in December 2014, the compensation committee determined to change our annual equity award program such that each grantee would instead receive 50% time vested options, 25% time-vested restricted shares and 25% performance-based restricted stock units to further align the interests of our named executive officers with those of our stockholders. In determining the amount of the equity incentives to be awarded, our compensation committee sought to achieve the appropriate balance among short-term and long-term compensation, cash and equity compensation and performance-based compensation, each of which is competitive with the peer companies as reported by Towers Watson. For more information regarding these equity incentive grants, please see the “—Outstanding Equity Awards at Fiscal Year-End” table below.

In March 2015, our compensation committee awarded our named executive officers (other than Mr. Albrecht) the performance-based portion of their annual equity awards, which were comprised of restricted stock units that will vest based upon the actual, cumulative adjusted OIBDA achieved by our company during a three year performance period beginning on January 1, 2015 and ending on December 31, 2017 (performance period), compared to a target cumulative adjusted OIBDA during the performance period specified by our compensation committee. Potential vesting of the restricted stock units ranges from a threshold of 50% of the target award if our company’s actual three-year cumulative adjusted OIBDA equals 90% of the targeted amount, to a maximum of 200% of the target award if our company’s actual three-year cumulative adjusted OIBDA equals or exceeds 120% of the targeted amount. Results between threshold, target and maximum will be interpolated on a straight line basis.

Deferred Compensation Plan. The 2007 Starz, LLC Deferred Compensation Plan (as amended and restated) was established to help accommodate the tax and estate planning objectives of a select group of management or highly compensated employees, as determined by the committee administering the plan. Under that plan, participants may elect to defer up to 100% of such employee’s annual base salary and bonus. Compensation deferred under the plan that otherwise would have been received in 2014 earns interest at the rate of 9% per annum, compounded quarterly, for the period of the deferral. For more information on this plan, see “—Executive Compensation Arrangements—2007 Deferred Compensation Plan” and the “—Nonqualified Deferred Compensation Plans” table below.
Discretionary Bonus. Our compensation committee granted Mr. Weil a signing bonus of $50,000 when he joined our company as our new General Counsel in June 2014. Such bonus is repayable by Mr. Weil if he voluntarily terminates his employment within one year after his hire date.
Employment Arrangements with Certain Named Executive Officers
Mr. Albrecht is the only named executive officer with an employment agreement. For a detailed description of his employment agreement, see “—Executive Compensation Arrangements—Christopher P. Albrecht” below.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code) generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers who are in office at the end of the fiscal year to $1 million per officer in the year the compensation becomes taxable to the executive, subject to certain exceptions. One such exception is for performance-based compensation that meets certain requirements. Our compensation committee’s policy is to provide annual incentive awards and stock options that are intended to qualify and be fully deductible under Section 162(m) of the Code. However, in order to maintain market competitive compensation programs, our compensation committee has reserved the right to approve incentive and other compensation that may not meet the Section 162(m) performance-based compensation exception. To the extent that such compensation exceeds the $1 million limitation set forth in Section 162(m) of the Code, our compensation committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances. The time-vested restricted shares granted by our compensation committee will not be treated as performance-based compensation under Section 162(m) of the Code.
Policy on Restatements
In those instances where we grant equity-based incentive compensation, our policy is to include in the related agreement with the executive a right, in favor of our company, to require the executive to repay or return to the company any stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or our company’s stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of our company’s stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of our company’s stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

Summary Compensation Table

Name and Principal Position (as of 12/31/14)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Christopher P. Albrecht Chief Executive Officer	2014	1,250,000	—		—	—		1,187,500	—	16,434	2,453,934
	2013	1,250,000	—		—	27,903,832		1,325,000	—	16,134	30,494,966
	2012	1,000,000	100,000	(5)	—	11,010,798	(6)	750,000	—	25,834	12,886,632
Scott D. Macdonald Chief Financial Officer, Executive Vice President and Treasurer	2014	585,000	—		227,457	517,062		386,652	9,576	16,434	1,742,181
	2013	512,260	—		952,600	955,243		389,318	7,355	16,134	2,832,910
	2012	425,499	—		—	994,238		193,412	5,536	25,751	1,644,436
Glenn E. Curtis President	2014	700,000	—		264,265	600,695		585,837	—	16,434	2,167,231
	2013	686,081	—		1,335,967	1,339,934		672,359	—	16,134	4,050,475
	2012	580,641	—		—	1,193,085		420,033	—	25,834	2,219,593
David I. Weil (7) Executive Vice President, General Counsel	2014	293,973	50,000	(8)	657,244	966,411		196,262	—	14,214	2,178,104
Carmi D. Zlotnik Managing Director, Starz Entertainment and Starz Media	2014	694,840	—		270,178	614,147		328,035	—	16,434	1,923,634
	2013	694,840	—		1,115,937	1,119,147		361,317	—	16,134	3,307,375
	2012	676,750	—		—	1,193,085		338,805	—	22,408	2,231,048

(1)
Except with respect to the amount reported for Mr. Albrecht in 2012 (see note (6) below), reflects the grant date fair value of restricted stock awards and stock option awards for each named executive officer, which has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 9 to our consolidated financial statements for the year ended December 31, 2014 (which are included in our Annual Report on Form 10-K as filed with the SEC on February 25, 2015 (the 2014 10-K)).

(2)
Reflects the above-market earnings credited during each noted year to the deferred compensation accounts of each applicable named executive officer. See “—Compensation Discussion and Analysis—Elements of 2014 Executive Compensation—Deferred Compensation Plan,” and “—Nonqualified Deferred Compensation Plans.”

(3)
Our personnel continued to participate in the Liberty Media 401(k) Savings Plan through December 31, 2014. This plan provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and we contribute a matching contribution based on the participants’ own contributions up to the maximum matching contribution set forth in the plan. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution.

Included in this column, with respect to each named executive officer are the following matching contributions made by our company to the Liberty Media 401(k) Savings Plan:

	Amounts ($)
Name	2014	2013	2012
Christopher P. Albrecht	15,600	15,300	25,000
Scott D. Macdonald	15,600	15,300	25,000
Glenn E. Curtis	15,600	15,300	25,000
David I. Weil	13,380	—	—
Carmi D. Zlotnik	15,600	15,300	21,574

(4)	Included in this column are the following basic life and accidental death and dismemberment premiums paid on behalf of each named executive officer:

	Amounts ($)
Name	2014	2013	2012
Christopher P. Albrecht	834	834	834
Scott D. Macdonald	834	834	751
Glenn E. Curtis	834	834	834
David I. Weil	834	—	—
Carmi D. Zlotnik	834	834	834

(5)	Represents a discretionary bonus awarded to Mr. Albrecht.

(6)
Reflects the incremental fair value of the equity incentive awards received by Mr. Albrecht in our 2012 option modification program, which has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 9 to our consolidated financial statements for the year ended December 31, 2014 (which are included in our 2014 10-K).

(7)	Compensation information has been included for 2014 only, as Mr. Weil joined our company in June 2014.

(8)	Represents a discretionary bonus awarded to Mr. Weil upon his employment.
Executive Compensation Arrangements
Christopher P. Albrecht
Prior to completing the spin-off (the LMC Spin-Off) of our then wholly-owned subsidiary, Liberty Media (formerly known as Liberty Spinco, Inc.), the compensation committee of our predecessor company (formerly known as Liberty Media Corporation, Old LMC) approved in principle a new compensation arrangement in favor of Mr. Albrecht, providing for, among other things, a new four year employment term beginning January 1, 2013 and ending December 31, 2016 (the Initial Term). Thereafter, it will continue year to year (which is referred to as the Extended Term) until either Mr. Albrecht or Starz provides notice of non-renewal at least 180 days prior to the expiration of the Initial Term of his employment agreement or any Extended Term. His employment agreement was executed in August 2013 (the 2013 Agreement). The 2013 Agreement provides for a base annual salary of $1.25 million and provides that Mr. Albrecht will be eligible for a discretionary annual bonus equal to 100% of his base salary based on corporate and individual performance criteria to be determined by our compensation committee. Pursuant to the 2013 Agreement, Mr. Albrecht is also entitled to participate in group life, health, accident, disability or hospitalization insurance plans and retirement plans and to receive such other benefits and perquisites as we may make available to our other senior executive employees as a group.
As part of the consideration payable to Mr. Albrecht during the term of the 2013 Agreement, Mr. Albrecht was granted options to acquire 3,363,123 shares of our Series A common stock (the 2013 Options). It is not anticipated that any additional equity awards will be granted to Mr. Albrecht during the Initial Term. One-half of the 2013 Options will vest on December 31, 2015, with the remaining 2013 Options vesting on December 31, 2016, in each case, subject to Mr. Albrecht being employed by Starz on the applicable vesting date and to the early vesting events described herein. The 2013 Options have a term of 10 years. If Mr. Albrecht’s employment is terminated by Starz without cause (as defined in the 2013 Agreement) or by Mr. Albrecht for good reason (as defined in the 2013 Agreement), the 2013 Options will be deemed to have vested in a number equal to the product of (i) the total number of unvested 2013 Options multiplied by (ii) a fraction, the numerator of which is the total number of days elapsed in the vesting term plus 548 days and the denominator of which is the total number of days in the vesting term. Such vested 2013 Options will remain exercisable through the end of their original term.
The 2013 Agreement provides that, in the event Mr. Albrecht is terminated for cause (as defined in the 2013 Agreement) or if Mr. Albrecht terminates his employment without good reason, he will be entitled only to his accrued base salary, accrued but unpaid vacation time, unpaid expenses and any amounts due under applicable law, and he will forfeit all rights to his unvested restricted shares and unvested options. However, pursuant to the award agreements governing Mr. Albrecht’s 2013 Options and stock options granted to Mr. Albrecht in our 2012 option modification program in respect of the options he received in 2009 in connection with his previous employment agreement, which now represent the right to acquire shares of our Series A common stock (the equity awards received by Mr. Albrecht in the option modification program in respect of his 2009 options, the Multi-Year Award), any such vested, unexercised options as of his termination date will remain exercisable for 90 days after his termination or until the original expiration date of the applicable award, if sooner. If Mr. Albrecht is terminated without cause, or if he terminates his employment for good reason, the 2013 Agreement provides for him to receive (a) any accrued base salary and accrued but unpaid vacation time, (b) reimbursement for expenses incurred prior to termination and (c) severance payments consisting of (i) payments representing a continuation of his base salary until the earlier of (A) the date that is 18 months following the date of termination or (B) the date on which the Initial Term or the then-current Extended Term, as applicable, would have expired had the termination not occurred (the Severance Period), which payments would be payable in such amounts and on such dates as such amount otherwise would be payable based on our payroll schedule in effect at the date of termination, and (ii) an amount equal to 1.5 times Mr. Albrecht’s base salary for the year in which the termination without cause or with good reason occurs; provided that if such termination without cause or with good reason occurs during the last 12 months of the term, the amount will be equal to Mr. Albrecht’s base salary for the year in which such termination without cause or with good reason occurs and will be payable in a lump sum within 60 days following the date of termination and will be in complete satisfaction of any bonus Mr. Albrecht may otherwise have been entitled to for any period. In addition, the 2013 Agreement provides that we will contribute the employer portion of Mr. Albrecht’s health and welfare benefits through the earliest of (i) the date that is 18 months following the date of termination, (ii) the expiration of the coverage period specified under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), or (iii) the date on which the Initial Term or the Extended Term would have expired. In the event Mr. Albrecht’s employment is terminated without cause or with good reason or due to Mr. Albrecht’s disability, payments of amounts to Mr. Albrecht will be subject to the execution and delivery of a severance agreement and release in the form described in the 2013 Agreement. However, if Mr. Albrecht commences any competitive activities (as defined in the 2013 Agreement) or violates certain other conditions in the 2013 Agreement during any severance period following a termination of his employment without cause or with good reason or due to disability, we will have no obligation to make any further severance, health or welfare benefits to Mr. Albrecht (except any release consideration as defined in the 2013 Agreement).
In the case of Mr. Albrecht’s death or his disability, the 2013 Agreement provides for the right to receive any accrued but unpaid base salary or vacation time, reimbursement for incurred expenses, and a lump sum payment equal to a prorated amount of his base salary for the remainder of the term plus a prorated amount of his base salary for the remainder of the fiscal year in which the event occurs. In addition, the award agreement provides for full vesting of all the 2013 Options upon death or disability and those options will not expire until the end of the original term of the 2013 Options.
Equity Incentive Plans
The Starz 2011 Incentive Plan (as amended and restated, effective October 15, 2013) (the 2011 Incentive Plan) is administered by the compensation committee of our board of directors. Our compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The 2011 Incentive Plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company and its subsidiaries. Our compensation committee may grant non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing under the 2011 Incentive Plan (collectively, awards).
The maximum number of shares of our common stock with respect to which awards may be issued under the 2011 Incentive Plan is 23,834,000, subject to anti-dilution and other adjustment provisions of the 2011 Incentive Plan. With limited exceptions, under the 2011 Incentive Plan, no person may be granted in any calendar year awards covering more than 7,627,000 shares of our common stock (subject to anti-dilution and other adjustment provisions of the 2011 Incentive Plan) nor may any person receive under the 2011 Incentive Plan payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the 2011 Incentive Plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. The 2011 Incentive Plan has a 5 year term.
Severance Plan
Our compensation committee approved a severance plan for certain employees of the company, including our named executive officers (other than Mr. Albrecht whose severance is governed by the 2013 Agreement). Under the terms of the severance plan, if the named executive officer’s employment is terminated by reason of a layoff, reduction in force, job elimination or restructuring, the named executive officer will be entitled to an amount equal to 18 months of such person’s base pay, the first six months of which will be paid in a lump sum within 60 days following termination and the balance will be paid in installments pursuant to our regular payroll procedures, starting six months after termination.

Receipt of the severance pay for the named executive officers is subject (to the extent permitted under applicable law in the jurisdiction where the executive is employed) to the execution of a waiver and release agreement, a non-competition agreement, return of all company property and mitigation to the extent the named executive officer obtains subsequent employment. In addition, if the named executive officer breaches his non-competition agreement, we can pursue recoupment of 75% of the amount of severance already paid to the named executive officer plus interest at the rate of 5% (or such lower amount as required by law).
In addition, if a termination of employment giving rise to a right to severance pay as described above occurs within 30 days preceding, or within twelve months following, consummation of a Board Change, Control Purchase or Approved Transaction (as such terms are defined in the 2011 Incentive Plan), or if the named executive officer voluntarily terminates employment for good reason within such time frame, then the severance pay benefits described above will be paid to the named executive officer, and: (1) the named executive officer will also receive an additional lump sum payment equal to a specified percentage of the named executive officer’s base salary for the period during which the severance is paid, and (2) to the extent the named executive officer elects continuation of coverage under COBRA under our health plan, we will provide certain COBRA benefits for up to 18 months.
2007 Deferred Compensation Plan
Under the Starz, LLC Deferred Compensation Plan (as amended and restated, the 2007 deferred compensation plan), a select group of management or highly compensated employees as determined by the committee administering the plan may elect to defer up to 100% of such employee’s annual base salary and bonus. Elections must be made in advance of certain deadlines and may include (1) the selection of a payment date, which generally may not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years. Compensation deferred under the 2007 deferred compensation plan earns interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter.
In addition to the accelerated distribution events described under “—Potential Payments Upon Termination or Change in Control” below, at the eligible officer’s request, if the committee determines that such officer has suffered a financial hardship, it may authorize immediate distribution of amounts deferred under the 2007 deferred compensation plan.
The 2007 deferred compensation plan may be terminated at any time. An optional termination by Starz, LLC will not result in any distribution acceleration.

Grants of Plan-Based Awards
The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2014 to the named executive officers.

Name	Grant Date	Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)
			Threshold ($)(1)	Target ($)	Maximum ($)(2)
Christopher P. Albrecht	1/1/2014(3)	3/24/2014	625,000	1,250,000	2,500,000	—	—	—	—
Scott D. Macdonald	1/1/2014(3)	3/24/2014	204,750	409,500	819,000	—	—	—	—
Series A	12/2/2014	12/2/2014	—	—	—	—	47,123	33.22	517,062
Series A	12/2/2014	12/2/2014	—	—	—	6,847	—	—	227,457
Glenn E. Curtis	1/1/2014(3)	3/24/2014	315,000	630,000	1,260,000	—	—	—	—
Series A	12/2/2014	12/2/2014	—	—	—	—	54,745	33.22	600,695
Series A	12/2/2014	12/2/2014	—	—	—	7,955	—	—	264,265
David I. Weil	7/24/2014(3)	7/24/2014	102,891	205,781	411,562	—	—	—	—
Series A	8/25/2014	7/24/2014	—	—	—	—	45,983	30.39	461,232
Series A	8/25/2014	7/24/2014	—	—	—	14,314	—	—	435,002
Series A	12/2/2014	12/2/2014	—	—	—	—	46,040	33.22	505,179
Series A	12/2/2014	12/2/2014	—	—	—	6,690	—	—	222,242
Carmi D. Zlotnik	1/1/2014(3)	3/24/2014	173,710	347,420	694,840	—	—	—	—
Series A	12/2/2014	12/2/2014	—	—	—	—	55,971	33.22	614,147
Series A	12/2/2014	12/2/2014	—	—	—	8,133	—	—	270,178

(1)
Represents the threshold amount that would have been payable to each named executive officer assuming the actual performance metrics equaled at least 85% of the annual budgeted amounts, see “—Compensation Discussion and Analysis—Elements of 2014 Executive Compensation—2014 Performance-based Bonuses.” The potential payout for each named executive officer is subject to reduction by up to 20% based on individual performance, as determined by our compensation committee, in its sole discretion.

(2)
Represents the maximum amount that would have been payable to each named executive officer assuming the actual performance metrics equaled or exceeded 120% of the annual budgeted amounts, see “—Compensation Discussion and Analysis—Elements of 2014 Executive Compensation—2014 Performance-based Bonuses.” The potential payout for each named executive officer is subject to reduction by up to 20% based on individual performance, as determined by our compensation committee, in its sole discretion.

(3)
Reflects the date on which the terms of the 2014 performance-based bonus program, as described under “—Compensation Discussion and Analysis—Elements of 2014 Executive Compensation—2014 Performance-based Bonuses,” were effective.

Outstanding Equity Awards at Fiscal Year-End
The following table contains information regarding unexercised options and unvested shares of our common stock which were outstanding as of December 31, 2014 and held by the named executive officers.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Christopher P. Albrecht
Option Awards
Series A	306,391	—		14.31	12/31/19	—		—
Series A	1,598,415	—		13.32	12/31/19	—		—
Series A	361,690	168,610	(1)	13.32	12/15/18	—		—
Series A	—	3,363,123	(2)	18.93	03/04/23	—		—
Stock Awards
Series A	—	—		—	—	3,822	(1)	113,513
Scott D. Macdonald
Option Awards
Series A	17,480	8,741	(3)	10.41	03/02/18	—		—
Series A	37,201	62,005	(4)	11.31	03/02/19	—		—
Series A	16,058	43,355	(5)	18.93	03/04/20	—		—
Series A	12,366	37,098	(6)	27.41	12/13/20	—		—
Series A	—	47,123	(7)	33.22	12/02/21	—		—
Stock Awards
Series A	—	—		—	—	20,738	(8)	615,919
Series A	—	—		—	—	11,744	(9)	348,797
Series A	—	—		—	—	6,847	(7)	203,356
Glenn E. Curtis
Option Awards
Series A	43,691	10,923	(3)	10.41	03/02/18	—		—
Series A	107,622	74,401	(4)	11.31	03/02/19	—		—
Series A	46,365	59,613	(5)	18.93	03/04/20	—		—
Series A	17,756	53,270	(6)	27.41	12/13/20	—		—
Series A	—	54,745	(7)	33.22	12/02/21	—		—
Stock Awards
Series A	—	—		—	—	28,514	(8)	846,866
Series A	—	—		—	—	16,863	(9)	500,831
Series A	—	—		—	—	7,955	(7)	236,264

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
David I. Weil
Option Awards
Series A	—	45,983	(10)	30.39	07/08/21	—		—
Series A	—	46,040	(7)	33.22	12/02/21	—		—
Stock Awards
Series A	—	—		—	—	14,314	(10)	425,126
Series A	—	—		—	—	6,690	(7)	198,693
Carmi D. Zlotnik
Option Awards
Series A	32,766	10,930	(3)	10.41	03/02/18	—		—
Series A	124,531	74,401	(4)	11.31	03/02/19	—		—
Series A	39,050	50,208	(5)	18.93	03/04/20	—		—
Series A	14,688	44,064	(6)	27.41	12/13/20	—		—
Series A	—	55,971	(7)	33.22	12/02/21	—		—
Stock Awards
Series A	—	—		—	—	24,015	(8)	713,246
Series A	—	—		—	—	13,950	(9)	414,315
Series A	—	—		—	—	8,133	(7)	241,550

(1)	Vests quarterly (based on original term of grant) beginning on March 15, 2013 with the last vesting date on December 15, 2015.

(2)	Vests 50% on December 31, 2015 and 50% on December 31, 2016.

(3)	Vests quarterly over 4 years from March 2, 2011 grant date.

(4)	Vests quarterly over 4 years from March 2, 2012 grant date.

(5)	Vests quarterly over 4 years from March 4, 2013 grant date.

(6)	Vests quarterly over 4 years from December 13, 2013 grant date.

(7)	Vests annually over 4 years from December 2, 2014 grant date.

(8)	Vests annually over 4 years from March 4, 2013 grant date.

(9)	Vests annually over 4 years from December 13, 2013 grant date.

(10)	Vests annually over 4 years from July 8, 2014, the beginning of the vesting period.

Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of vested options, the settlement of vested stock appreciation rights (Mr. Curtis only) and the vesting of restricted stock held by our named executive officers during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)
Christopher P. Albrecht
Series A	86,250	1,420,981	3,821	114,440
Scott D. Macdonald
Series A	162,893	3,359,017	14,250	447,444
Glenn E. Curtis
Series A	76,527	1,681,785	15,125	471,983
Carmi D. Zlotnik
Series A	105,673	2,130,002	12,654	395,081

(1)	Includes shares withheld for payment of withholding taxes at election of holder.
Nonqualified Deferred Compensation Plans
The following table sets forth information regarding the 2007 deferred compensation plan in which our named executive officers participated during the year ended December 31, 2014 as described above in “—Executive Compensation Arrangements—2007 Deferred Compensation Plan.”

Name	Executive contributions in 2014 ($)		Registrant contributions in 2014 ($)	Aggregate earnings in 2014 ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/14 ($)
Scott D. Macdonald	35,003	(2)	—	19,282	—	243,695	(3)

(1)	Included in this amount is above-market earnings credited to the named executive officer’s deferred compensation account during 2014, which were reported in the “Summary Compensation Table:”

Name	Amount ($)
Scott D. Macdonald	9,576

(2)	Mr. Macdonald’s contributions to his deferred compensation account during 2014 are included in the amount of salary reported for Mr. Macdonald in 2014 in the “Summary Compensation Table.”

(3)
In our prior year proxy statement, $7,355 and $5,536 were reported in the “Summary Compensation Table” as above-market earnings for Mr. Macdonald for the years ended December 31, 2013 and 2012, respectively.

Potential Payments Upon Termination or Change in Control
The following table sets forth the potential payments to our named executive officers if their employment had terminated or a change in control had occurred, in each case, as of December 31, 2014. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.
The amounts provided in the tables are based on the closing market price on December 31, 2014, the last trading day of such year for our Series A common stock then-outstanding, which was $29.70. The value of the options shown in the table is based on the spread between the exercise or base price of the award and such closing market price. The value of the restricted stock shown in the table is based on such closing market price and the number of shares vested.

Each of our named executive officers has received awards and payments under the existing incentive plans, and each of our named executive officers is eligible to participate in our deferred compensation plans. Additionally, Mr. Albrecht is entitled to certain payments upon termination under his employment agreement. See “—Executive Compensation Arrangements—Christopher P. Albrecht” above.
Set forth below is a description of the circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout:
Voluntary Termination. Under the existing incentive plans, upon a voluntary termination of employment for any reason, other than disability, each named executive officer would only have a right to the equity grants that vested prior to his termination date.
Under the 2007 deferred compensation plan, we do not have an acceleration right to pay out account balances to the participants upon this type of termination. For purposes of the tabular presentation below, we have assumed that we were permitted to make payments to the executive officers in accordance with their respective standing elections under the plans, subject to compliance with Section 409A of the Code.
Termination for Cause. All outstanding equity grants constituting options or stock appreciation rights, whether unvested or vested but not yet exercised (other than vested options included in Mr. Albrecht’s 2013 Options and Multi-Year Award), and all equity grants constituting unvested restricted shares under the existing incentive plans would be forfeited by any named executive officer who is terminated for “cause.” The existing incentive plans define “cause” as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), “cause” means a felony conviction for fraud, misappropriation or embezzlement. Under Mr. Albrecht’s employment agreement, “cause” (prior to a “corporate event,” as discussed below) is defined as (a) any act or omission that constitutes a breach of his material obligations under the employment agreement, (b) the continued failure or refusal of Mr. Albrecht, other than on account of his death or disability, to substantially perform the material duties required of him as Chief Executive Officer of our company, (c) any material violation of any policy, rule or regulation of our company or any law or regulation applicable to the business of our company or its affiliates, (d) Mr. Albrecht’s conviction of or plea of guilty or nolo contendere to any crime that constitutes a felony or crime of moral turpitude or is punishable by imprisonment of 30 days or more, or (e) any other intentional misconduct by Mr. Albrecht that has a material detrimental effect on the financial condition or business reputation of our company or any of its affiliates. In addition, under Mr. Albrecht’s employment agreement, following the occurrence of a “corporate event,” “cause” is instead defined pursuant to California state law. Upon a termination for cause, Mr. Albrecht would forfeit any unvested options or restricted shares, but would have 90 days to exercise the portion of the options included in his Multi-Year Award that vested prior to his termination date. See “—Executive Compensation Arrangements—Christopher P. Albrecht” above.
No immediate distributions under the 2007 deferred compensation plan are permitted as a result of this type of termination.
Termination Without Cause or for Good Reason. Pursuant to the existing incentive plans and the related award agreements, if a named executive officer were terminated by us without cause, he would have a right to all the equity grants that vested prior to his termination date. Named executive officers (other than Mr. Albrecht) would also be entitled to the acceleration of their unvested stock options outstanding on the termination date for grants dated prior to December 2, 2014 that would have vested in the 90-day period following the termination date, other than stock options for which vesting depends on the achievement of criteria other than continued employment for the vesting term. For grants beginning December 2, 2014, named executive officers (other than Mr. Albrecht) would also be entitled to the acceleration of their unvested stock options outstanding on the termination date in an amount equal to the number of options that would have become exercisable on the next vesting date following the date of termination, multiplied by a fraction, the numerator of which is the number of days elapsed between the most recent vesting date (or if no vesting date has occurred yet, then the grant date) and the denominator of which is 365, other than stock options for which vesting depends on the achievement of criteria other than continued employment for the vesting term. Mr. Albrecht has certain accelerated vesting rights with respect to his 2013 Options upon a termination of his employment by us without cause (as defined in his employment agreement) or termination by him of his employment for good reason (as defined in his employment agreement). See “—Executive Compensation Arrangements—Christopher P. Albrecht” above.
No immediate distributions under the 2007 deferred compensation plan are permitted as a result of this type of termination.
Death. In the event of death, the existing incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share awards.

No immediate distributions under the 2007 deferred compensation plan are permitted as a result of the death of the executive officer.
Disability. In the event of a disability, which is generally the inability to perform gainful activity for at least 12 months, the existing incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share awards.
No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees.
No immediate distributions under the 2007 deferred compensation plan are permitted as a result of the disability of the executive officer.
Change in Control. In the case of a change in control, the incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share awards. A change in control is generally defined as:

•	The acquisition of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors.

•	Any non-exempt person purchases our common stock pursuant to a tender offer or exchange offer, without the prior consent of our board of directors.

•
The individuals constituting our board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

•
Any merger, consolidation or binding share exchange that causes the persons who were our common stockholders immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of our assets or the dissolution of Starz.

In the case of a change in control described in the last bullet point, the compensation committee of our board of directors may determine not to accelerate the existing equity awards if equivalent awards will be substituted for the existing awards. For purposes of the tabular presentation below, we have assumed no such determination was made.
If a named executive officer (other than a named executive officer who has an employment agreement, which is currently only Mr. Albrecht) is terminated without cause or leaves for good reason (as defined) within 30 days preceding or one year following a change in control: (i) we will pay the named executive officer the maximum severance available without regard to years of service, together with a lump sum payment equal to such person’s target bonus percentage multiplied times the severance pay amount; and (ii) we will pay the employer’s portion of the premium for COBRA continuation coverage, to the extent such person elects continuing coverage following termination. In addition, if the change in control is as described in the last bullet point above, such named executive officer is entitled to 100% acceleration of outstanding options and restricted share awards.
The 2007 deferred compensation plan provides our deferred compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation below).

Benefits Payable Upon Termination or Change in Control

Name	Voluntary Termination ($)		Termination for Cause ($)		Termination Without Cause ($)		Death and Disability ($)		After a Change in Control ($)
Christopher P. Albrecht
Severance	—		—		3,750,000	(1)	1,875,428	(2)	3,750,000	(1)
Health and welfare benefits	—		—		28,135	(1)	—		28,135	(1)
Options	36,821,877	(3)	30,897,395	(4)	68,505,811	(5)	75,804,544	(6)	68,505,811	(5)
Restricted stock	—		—		—		113,513	(6)	—
Total	36,821,877		30,897,395		72,283,946		77,793,485		72,283,946
Scott D. Macdonald
Severance	—		—		877,500	(7)	—		1,491,750	(7)
Health and welfare benefits	—		—		—	(7)	—		28,520	(7)
Options	1,222,578	(3)	—		1,678,259	(8)	3,083,352	(9)	3,083,352	(10)
Restricted stock	—		—		—		1,168,071	(9)	1,168,071	(10)
Deferred compensation	—		—		—		—		243,695
Total	1,222,578		—		2,555,759		4,251,423		6,015,388
Glenn E. Curtis
Severance	—		—		1,050,000	(7)	—		1,995,000	(7)
Health and welfare benefits	—		—		—	(7)	—		28,520	(7)
Options	3,361,980	(3)	—		3,927,834	(8)	5,704,940	(9)	5,704,940	(10)
Restricted stock	—		—		—		1,583,960	(9)	1,583,960	(10)
Total	3,361,980		—		4,977,834		7,288,900		9,312,420
David I. Weil
Severance	—		—		870,000	(7)	—		1,479,000	(7)
Health and welfare benefits	—		—		—	(7)	—		21,005	(7)
Restricted stock	—		—		—		623,819	(9)	623,819	(10)
Total	—		—		870,000		623,819		2,123,824
Carmi D. Zlotnik
Severance	—		—		1,042,260	(7)	—		1,563,390	(7)
Health and welfare benefits	—		—		—	(7)	—		28,135	(7)
Options	3,376,385	(3)	—		3,929,363	(8)	5,597,106	(9)	5,597,106	(10)
Restricted stock	—		—		—		1,369,111	(9)	1,369,111	(10)
Total	3,376,385		—		4,971,623		6,966,217		8,557,742

(1)
If Mr. Albrecht’s employment had been terminated at our election without cause (as defined in the 2013 Agreement) or by Mr. Albrecht for good reason (as defined in the 2013 Agreement), as of December 31, 2014, he would have been entitled to continue to receive his base salary for 18 months, which totals $1,875,000, and receive a severance lump-sum payment of $1,875,000. In addition, if Mr. Albrecht elects continuation of health and welfare benefits under COBRA following his termination, we will pay the employer portion of such benefits for 18 months. With respect to periods following the termination of his employment, the foregoing payments are conditioned on Mr. Albrecht’s compliance with certain conditions contained in his employment agreement, including non-competition and non-solicitation covenants. See “—Executive Compensation Arrangements—Christopher P. Albrecht” above.

(2)
If Mr. Albrecht’s employment had been terminated as of December 31, 2014 as a result of his death or disability (as defined in the 2013 Agreement), he, or his legal representative, would have been entitled to receive a lump sum payment of his salary, as adjusted by the proportion of time remaining under the Initial Term or Extended Term, as applicable, which totaled $625,428 plus Mr. Albrecht's base salary multiplied by a fraction, the numerator of which is the number of days during such fiscal year preceding the date of the death or disability, and the denominator of which is the total number of days in such fiscal year, which would have been $1,250,000 for December 31, 2014. See “—Executive Compensation Arrangements—Christopher P. Albrecht” above.

(3)	Based on the number of vested options at year-end. See “—Outstanding Equity Awards at Fiscal Year-End” table above.

(4)
Pursuant to award agreements governing Mr. Albrecht’s Multi-Year Award, if Mr. Albrecht’s employment had been terminated as of December 31, 2014 for cause, he would have had 90 days to exercise his fully-vested Multi-Year Award. See “—Executive Compensation Arrangements—Christopher P. Albrecht” above.

(5)
Based on (i) the number of vested options and (ii) the product of the unvested 2013 Options multiplied by a fraction, the numerator of which is the total number of days elapsed in the vesting term plus 548 days and the denominator of which is the total number of days in the vesting term. See “—Executive Compensation Arrangements—Christopher P. Albrecht” above and the “—Outstanding Equity Awards at Fiscal Year-End” table above.

(6)
Based on (i) the number of vested options and (ii) the number of unvested options and the number of shares of restricted stock held by Mr. Albrecht at year-end. See “—Executive Compensation Arrangements—Christopher P. Albrecht” above and the “—Outstanding Equity Awards at Fiscal Year-End” table above.

(7)
If any named executive officer, other than Mr. Albrecht, is terminated by reason of a layoff, reduction in force, job elimination or restructuring, the named executive officer is entitled to a severance payment amount equal to 18 months of such person's base pay. In addition, if the event giving rise to the right to severance pay occurs within 30 days preceding, or within 12 months following, consummation of a Board Change, Control Purchase or Approved Transaction (as such terms are defined in the 2011 Incentive Plan), or if the named executive officer voluntarily terminates employment for good reason within such time frame, then such named executive officer will also receive the following: (1) an additional lump sum payment equal to a specified percentage of the severance payment and (2) to the extent the named executive officer elects COBRA, we will provide certain COBRA benefits for up to 18 months. See “—Executive Compensation Arrangements—Severance Plan” above.

(8)
Based on the number of vested options at year-end, plus, in the case of a termination without cause, all options that are outstanding related to grants prior to 2014 that would have vested in the 90-day period following such termination will become vested and exercisable as of the termination date. For grants during 2014, based on the number of vested options at year-end, plus, in the case of a termination without cause, the pro rata portion of any unvested options that would have become exercisable on the next vesting date. See “—Outstanding Equity Awards at Fiscal Year-End” table above.

(9)
Based on (i) the number of vested options and (ii) the number of unvested options and the number of shares of restricted stock held by the named executive officer at year-end. See “—Outstanding Equity Awards at Fiscal Year-End” table above.

(10)
If any named executive officer, other than Mr. Albrecht, is terminated without cause (as defined in the 2011 Incentive Plan) within 30 days preceding, or within 12 months following an Approved Transaction (as defined in the 2011 Incentive Plan), or if the named executive officer voluntarily terminates employment for good reason (as defined in applicable award agreements under the 2011 Incentive Plan) within such time frame, then such named executive officer's unvested options and restricted shares will vest 100%. Based on the number of vested options and the number of unvested options and restricted shares at year-end. See “—Outstanding Equity Awards at Fiscal Year-End” table above.

DIRECTOR COMPENSATION
Nonemployee Directors
Director Fees.  Each of our directors who is not an employee of our company (collectively, nonemployee directors) is paid an annual fee of $60,000 (which we refer to as the director fee). See “—Nonemployee Director Restricted Share Grants” below for information on the incentive awards granted in 2014 to the nonemployee directors. The chairman of the audit committee of our board of directors is paid an additional annual fee of $30,000 and each other member of that committee is paid an additional annual fee of $20,000. With respect to our executive committee, each member thereof receives an additional annual fee of $10,000 for his or her participation on the committee. The chairman of our compensation committee of our board of directors is paid an additional annual fee of $20,000 and each other member of that committee is paid an additional annual fee of $10,000. With respect to our nominating and corporate governance committee, each nonemployee member thereof receives an additional annual fee of $7,500 for his or her participation on the committee. The cash portion of the director fees and the fees for participation on committees are payable quarterly in arrears.
Equity Incentive Plan.  The Starz 2011 Nonemployee Director Incentive Plan (as amended and restated effective October 15, 2013) (the 2011 director plan) is administered by our entire board of directors. Our board of directors has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The 2011 director plan is designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company. Our board of directors may grant non-qualified stock options, SARs, restricted shares, restricted stock units and cash awards or any combination of the foregoing under the 2011 director plan.
The maximum number of shares of our common stock with respect to which awards may be issued under the 2011 director plan is 1,430,000, subject to anti-dilution and other adjustment provisions of the plan. Shares of our common stock issuable pursuant to awards made under the 2011 director plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company.
Nonemployee Director Restricted Share Grants.  On December 2, 2014, each of our nonemployee directors received 3,387 restricted shares of STRZA, under the 2011 director plan. These restricted shares will vest on the first anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and will be forfeited if the grantee resigns or is removed from the board before the vesting date.
Stock Retention Plan for Nonemployee Directors. In order to further align the interests of our nonemployee directors with the long-term interests of our stockholders, the board has determined that commencing with the director restricted share grants made on December 13, 2013, each nonemployee director should retain 33% of the number of net shares resulting from the exercise of stock options or the vesting of restricted shares or restricted stock units granted to them by Starz for a trailing five-year period. Net shares means shares remaining after shares are sold or netted to pay exercise price and applicable taxes (assuming a 40% effective tax rate).
Director Compensation Table
The table below summarizes the compensation paid to our nonemployee directors for the calendar year ended December 31, 2014.

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Total ($)
Christopher P. Albrecht(2)	—	—	—
Irving L. Azoff	67,500	112,516	180,016
Andrew T. Heller	95,000	112,516	207,516
Susan M. Lyne	87,500	112,516	200,016
Gregory B. Maffei(3)	70,000	112,516	182,516
Jeffrey F. Sagansky	90,000	112,516	202,516
Daniel E. Sanchez	60,000	112,516	172,516
Charles Y. Tanabe	60,000	112,516	172,516
Robert S. Wiesenthal	100,000	112,516	212,516

(1)
The aggregate grant date fair value of the restricted stock awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 9 to our consolidated financial statements for the year ended December 31, 2014 (which are included in the 2014 10-K). For the nonemployee directors’ outstanding restricted stock awards, see footnote 2 to the table in “Security Ownership of Certain Beneficial Owners and Management —Security Ownership of Management.” As of December 31, 2014, Mr. Maffei had 1,629,374 outstanding stock options and Mr. Tanabe had 212,571 outstanding stock options, all of which were granted to Messrs. Maffei and Tanabe prior to the LMC Spin-Off. The other nonemployee directors had no outstanding options at fiscal year-end.

(2)	Christopher P. Albrecht, who is a director of our company and a named executive officer, received no compensation for serving as a director of our company during 2014.

(3)	Chairman of the board of directors.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2014, with respect to shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders:
Starz 2011 Incentive Plan			7,902,082
STRZA	15,931,918	$17.19
STRZB	—	—
Starz 2011 Nonemployee Director Incentive Plan			1,394,702
STRZA	35,298	$2.15
STRZB	—	—
Starz Transitional Stock Adjustment Plan			—(2)
STRZA	1,173,108	$10.47
STRZB	—	—

Total
STRZA	17,140,324
STRZB	—
			9,296,784
Equity compensation plans not approved by security holders: none.

(1)	Each plan permits grants of, or with respect to, shares of any series of our common stock, subject to a single aggregate limit.

(2)
In September 2011, Old LMC was split-off from its former parent company Liberty Interactive (the Old LMC Split-Off). The Starz Transitional Stock Adjustment Plan governs the terms and conditions of equity awards granted in connection with adjustments made to equity awards in the Old LMC Split-Off. As a result, no further grants are permitted under this plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Under our Code of Business Conduct and Ethics and Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed “related party transaction” (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the person designated by our board to address such actual or potential conflicts. No related party transaction may be effected by our company without the approval of the audit committee of our board or another independent body of our board designated to address such actual or potential conflicts.
STOCKHOLDER PROPOSALS
This proxy statement relates to our annual meeting of stockholders for the calendar year 2015 which will take place on June 10, 2015. We currently anticipate that our annual meeting of stockholders for the calendar year 2016 (the 2016 annual meeting) will be held during the second quarter of 2016. In order to be eligible for inclusion in our proxy materials for the 2016 annual meeting, a stockholder proposal must be submitted in writing to our Corporate Secretary and received at our executive offices at 8900 Liberty Circle, Englewood, Colorado 80112, by the close of business on January 1, 2016 unless a different date is determined and announced in connection with the actual scheduling of the 2016 annual meeting. If the 2016 annual meeting takes place within 30 days before or after June 10, 2016 (the anniversary of the 2015 annual meeting), to be considered for presentation at the 2016 annual meeting, a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at our executive offices at the foregoing address not earlier than March 12, 2016 and not later than April 11, 2016. If the 2016 annual meeting takes place outside of the foregoing 60 day window (such as during the second quarter of 2016, which we currently intend to be the case), to be considered for presentation at the 2016 annual meeting, a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at our executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2016 annual meeting is communicated to stockholders or public disclosure of the date of the 2016 annual meeting is made, whichever occurs first.
All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our charter and bylaws and Delaware law.
ADDITIONAL INFORMATION
We file periodic reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.starz.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Starz, 8900 Liberty Circle, Englewood, Colorado 80112, Tel. No. (855) 807-2929, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 10, 2015

Vote by Internet

- Go to **www.envisionreports.com/STRZA**
- Or scan the QR code with your smartphone
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Vote by telephone

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

	For	Withhold
01 - Andrew T. Heller	☐	☐
02 - Jeffrey F. Sagansky	☐	☐
03 - Charles Y. Tanabe	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — STARZ

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
June 10, 2015

The undersigned hereby appoint(s) Scott D. Macdonald and David I. Weil, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Starz Series A Common Stock or Series B Common Stock held by the undersigned at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on June 10, 2015, at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California 90048, and any adjournment or postponement thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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Vote by Internet

- Go to **www.envisionreports.com/STRZA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Stockholder Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the Starz Annual Meeting of Stockholders to be Held on June 10, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/STRZA

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/STRZA** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 27, 2015 to facilitate timely delivery.

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Stockholder Meeting Notice

The Starz Annual Meeting of Stockholders will be held on June 10, 2015 at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California 90048, at 10:00 a.m., local time. For directions to the Annual Meeting of Stockholders (where you may vote in person), please call the Four Seasons Hotel at (310) 273-2222.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR all nominees listed in Proposal 1 and FOR Proposal 2.

1. ELECTION OF DIRECTORS
   Nominees: 01 - Andrew T. Heller 02 - Jeffrey F. Sagansky 03 - Charles Y. Tanabe

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/STRZA**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Starz" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 27, 2015.

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